Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Second Quarter Financial Results

Company reports continued profitability in Fiscal Year 2019

Westminster, MA – November 13, 2018 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or “the Company”), an industry leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense, energy and precision industrial sectors, today reported financial results for the second quarter. Net income for the second quarter ended September 30, 2018 was $181,000 or $0.01 per share compared with net income of $368,000 or $0.01 per share in the same quarter a year ago.

“We returned to targeted levels of project activity at the end of the second quarter, primarily with certain projects that have longer build cycles,” stated Alexander Shen, TechPrecision’s Chief Executive Officer. “Gross margins reported for the fiscal 2019 second quarter and first six-month periods were 30% and 28%, respectively as increased production has resulted in lower amounts of unabsorbed overhead. Our net income was $181,000, a 10% improvement over first quarter net income. We expect to remain profitable over the next two quarters of fiscal year 2019 as we make progress to complete an increased number of projects.”

The financial statements in this report for periods beginning after April 1, 2018 and all subsequent reports reflect the adoption of the Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), or ASC 606. Prior period amounts have not been restated and continue to be reported in accordance with the accounting standards in effect for those periods.

Second Quarter of Fiscal 2019 Financial Results

•	Net sales were $3.6 million, a $1.0 million decrease when compared to $4.6 million in the same quarter a year ago. The second quarter of fiscal year 2019 included $1.4 million of revenue related to the adoption of ASC 606.
•	Gross margins for the second quarter of fiscal 2019 and 2018 were 30% and 31%, respectively.
•	Operating income was $344,000 or 10% as a percentage of net sales.
•	Net income was $181,000, or $0.01 per share basic and diluted, compared to net income of $368,000 in the quarter a year ago, or $0.01 per share basic and diluted.
•	EBITDA was $534,000 for the quarter ended September 30, 2018, compared to $894,000 for the quarter ended September 30, 2017. Please refer to the reconciliation of EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

Six Months Fiscal 2019 Financial Results

•	Net sales were $7.7 million compared to $10.4 million in the same period a year ago. The first six months of fiscal year 2019 included $3.8 million of revenue related to the adoption of ASC 606.
•	Gross margins for the comparable six-month periods in fiscal 2019 and fiscal 2018 were 28% and 30%, respectively. Gross profit was $2.1 million compared to $3.2 million in the same period last year.
•	Operating income was $666,000 or 8.6% as a percentage of net sales.
•	Net income was $345,000, or $0.01 per share basic and diluted, compared to net income of $793,000 in the same period a year ago, or $0.03 per share basic and diluted.
•	EBITDA was $1,045,000 for the six months ended September 30, 2018, compared to $1,886,000 for the six months ended September 30, 2017. Please refer to the reconciliation of EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

At September 30, 2018, TechPrecision had $1.4 million in cash, and working capital of $5.3 million compared to $2.7 million in cash and working capital of $4.9 million at March 31, 2018.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on November 13, 2018. To participate in the live conference call, please dial 1-877-407-8133 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-201-689-8040. When prompted, reference TechPrecision.

A replay will be available until December 13, 2018. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 40388. The call will also be available live by webcast at TechPrecision Corporation's website, www.techprecision.com, and will also be available over the Internet and accessible at http://www.investorcalendar.com/event/40388.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiary, Ranor, Inc., manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue, our ability to change the composition of our revenues and effectively reduce operating expenses, the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity, our ability to receive contract awards through competitive bidding processes, our ability to maintain standards to enable us to manufacture products to exacting specifications, our ability to enter new markets for our services, our reliance on a small number of customers for a significant percentage of our business, competitive pressures in the markets we serve, changes in the availability or cost of raw materials and energy for our production facilities, operating in a single geographic location, restrictions in our ability to operate our business due to our outstanding indebtedness, government regulations and requirements, pricing and business development difficulties, changes in government spending on national defense, our ability to make acquisitions and successfully integrate those acquisitions with our business, general economic conditions, industry and market conditions and growth rates and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

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TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	September 30, 2018	March 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$1,401,238	$2,689,110
Accounts receivable, net	817,744	1,446,982
Contract assets	5,557,489	347,896
Inventories	2,119,496	2,088,485
Other current assets	430,616	450,540
Total current assets	10,326,583	7,023,013
Property, plant and equipment, net	5,058,536	5,202,448
Deferred income taxes	2,346,141	2,046,298
Other noncurrent assets, net	2,116	6,860
Total assets	$17,733,376	$14,278,619
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,031,438	$345,705
Accrued expenses	787,676	788,084
Contract liabilities	2,393,881	180,706
Current portion of long-term debt	791,920	766,354
Total current liabilities	5,004,915	2,080,849
Long-term debt, including capital leases	3,807,487	4,185,274

Stockholders’ Equity:
Common stock - par value $.0001 per share, 90,000,000 shares authorized, 28,824,593 shares issued and outstanding at September 30 and March 31, 2018	2,882	2,882
Additional paid in capital	8,658,513	8,561,995
Accumulated other comprehensive income	21,816	24,236
Retained earnings (accumulated deficit)	237,763	(576,617)
Total stockholders’ equity	8,920,974	8,012,496
Total liabilities and stockholders’ equity	$17,733,376	$14,278,619

TECHPRECISION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2018	2017	2018	2017
Net sales	$3,621,185	$4,588,894	$7,720,008	$10,419,280
Cost of sales	2,526,085	3,155,893	5,572,384	7,245,692
Gross profit	1,095,100	1,433,001	2,147,624	3,173,588
Selling, general and administrative	751,037	720,341	1,481,502	1,640,100
Income from operations	344,063	712,660	666,122	1,533,488
Other income	4,275	1,456	7,015	1,547
Interest expense	(90,249)	(100,414)	(185,634)	(209,196)
Total other expense, net	(85,974)	(98,958)	(178,619)	(207,649)
Income before income taxes	258,089	613,702	487,503	1,325,839
Income tax expense	77,374	245,516	142,403	533,151
Net income	$180,715	$368,186	$345,100	$792,688
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	$(509)	$1,854	$(2,420)	$2,586
Other comprehensive income (loss), before tax	(509)	1,854	(2,420)	2,586
Income tax expense on other comprehensive income	--	746	--	1,042
Other comprehensive income (loss), net of tax	$(509)	$1,108	$(2,420)	$1,544
Comprehensive income	$180,206	$369,294	$342,680	$794,232
Net income per share basic	$0.01	$0.01	$0.01	$0.03
Net income per share diluted	$0.01	$0.01	$0.01	$0.03
Weighted average number of shares outstanding:
Basic	28,824,593	28,824,593	28,824,593	28,824,593
Diluted	30,150,485	29,730,456	30,054,055	29,751,219

TECHPRECISION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$345,100	$792,688
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	372,060	351,422
Amortization of debt issue costs	29,846	37,038
Stock based compensation expense	96,518	150,697
Change in contract loss provision	15,255	29,139
Deferred income taxes	142,403	507,376
Changes in operating assets and liabilities:
Accounts receivable	629,238	(305,150)
Inventories	(1,142,803)	(1,175,103)
Contract assets	(3,501,075)	--
Other current assets	19,924	(124,537)
Other noncurrent assets and liabilities	--	(9,678)
Accounts payable	685,733	15,010
Accrued expenses	121,343	88,319
Contract liabilities	1,503,079	184,742
Net cash (used in) provided by operating activities	(683,379)	541,963

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(228,148)	(808,386)
Deposit for fixed assets	--	(36,987)
Proceeds from sale of equipment	--	80,000
Net cash used in investing activities	(228,148)	(765,373)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(377,323)	(352,509)
Net cash used in financing activities	(377,323)	(352,509)
Effect of exchange rate on cash and cash equivalents	978	(611)
Net decrease in cash and cash equivalents	(1,287,872)	(576,530)
Cash and cash equivalents, beginning of period	2,689,110	3,066,156
Cash and cash equivalents, end of period	$1,401,238	$2,489,626

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
Cash paid during the year for:
Interest expense	$155,787	$185,415
Income taxes	$--	$30,000

TECHPRECISION CORPORATION

SUPPLEMENTAL INFORMATION

Reconciliation of EBITDA to Net Income

Earnings before interest, taxes, and depreciation and amortization, or EBITDA, is a non-GAAP measure. The following table provides a reconciliation of EBITDA to net income, the most directly comparable U.S. GAAP measure reported in our condensed consolidated financial statements:

	Three months ended September 30,			Six months ended September 30,
(dollars in thousands)	2018	2017	Change	2018	2017	Change
Net income	$181	$368	$(187)	$345	$793	$(448)
Income tax expense	$77	$246	$(169)	$142	$533	$(391)
Interest expense (a)	$90	$100	$(10)	$186	$209	$(23)
Depreciation	$186	$180	$6	$372	$351	$21
EBITDA	$534	$894	$(360)	$1,045	$1,886	$(841)

(a) includes amortization of debt issue costs

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